Filed pursuant to Rule 424(b)(5)
Registration Statement 333-128286

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and declared effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated October 10, 2006

to Prospectus dated November 16, 2005

VECTREN UTILITY HOLDINGS, INC.

$100,000,000

       % Insured Quarterly Notes due 2036

(IQ NotesSM*)

guaranteed by

Indiana Gas Company, Inc.	Southern Indiana Gas	Vectren Energy Delivery
	and Electric Company	of Ohio, Inc.

Our Insured Quarterly Notes due 2036, which we refer to as the “IQ Notes” or the “notes,” will bear interest at the rate of        % per year and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1, beginning on January 1, 2007. The IQ Notes will mature on October 1, 2036. However, we can redeem the IQ Notes in whole or in part at any time on or after October 1, 2011 at 100% of the principal amount thereof plus any accrued interest thereon. In addition, we will be required to redeem the IQ Notes at the option of the representative of any deceased owner (subject to limitations specified herein), as well as upon the occurrence of certain other events described herein, at 100% of the principal amount thereof plus any accrued interest thereon. The IQ Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

The notes will be fully and unconditionally guaranteed, jointly and severally, by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. Each of these companies is a wholly owned subsidiary of Vectren Utility Holdings, Inc. However, each guarantee is subject to termination upon satisfaction of certain conditions.

The notes will be unsecured and will rank equally with all of our other senior unsecured indebtedness and junior to any of our secured indebtedness to the extent of the underlying collateral.

While our subsidiary guarantees are in effect, the notes will effectively rank equally with all of that subsidiary’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. Absent a guarantee, the notes will effectively rank junior to all liabilities and preferred equity of the related subsidiary.

Our timely payment of the regularly scheduled payments of the principal of and interest on the IQ Notes when due and payments in connection with the redemption of IQ Notes at the option of representatives of deceased owners will be insured by a financial guaranty insurance policy issued by Financial Guaranty Insurance Company simultaneously with the delivery of the IQ Notes.

You should carefully consider the factors set forth under “ Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the risk factors contained in our reports filed with the Securities and Exchange Commission.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the notes from us at          % of their principal amount ($                   aggregate proceeds to us before expenses), subject to the terms and conditions in the Underwriting Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry only form through The Depository Trust Company on or about October     , 2006.

*IQ Notes is a servicemark of Edward D. Jones & Co., L.P.

The date of this prospectus supplement is October     , 2006

This prospectus supplement contains specific information about the terms of the offering of the IQ Notes. The accompanying prospectus provides you with a general description of the securities that may be offered thereunder, some of which do not apply to the IQ Notes. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. If the general description of debt securities in the accompanying prospectus varies from the specific description of the IQ Notes in this prospectus supplement, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation of Information We File With the Securities and Exchange Commission.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the IQ Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the cover page of this prospectus supplement or the accompanying prospectus, as the case may be, and that the information contained in documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of those documents. We undertake no obligation to update these statements in the future. You should understand that our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, “we,” “us,” “Utility Holdings” and “our” refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies. The term “underwriter” refers to Edward D. Jones & Co., L.P.

FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding future events and developments are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include those listed under “Risk Factors” and the following matters:

•	Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment, including effects of industry restructuring and unbundling.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs and the frequency and timing of rate increases.

•	Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply, and similar entities with regulatory oversight.

•	Economic conditions, including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•	Direct or indirect effects on our business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors, including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters.

•	Changes in Federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

These and other matters are difficult to predict, and many are beyond our control, including those we discuss in this prospectus supplement, the accompanying prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus supplement, the accompanying prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable. We undertake no obligation to update these statements in the future.

SUMMARY OF THE OFFERING

This summary provides an overview of the key aspects of the offering of IQ Notes. The summary is not complete and does not contain all of the information you should consider before purchasing the IQ Notes. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including the risk factors contained herein and therein and our financial statements and related notes.

Our Company

Vectren Utility Holdings, Inc., an Indiana corporation (“Utility Holdings”), is a wholly owned subsidiary of Vectren Corporation (“Vectren”). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren’s three operating public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), formerly a wholly owned subsidiary of Indiana Energy, Inc., Southern Indiana Gas and Electric Company (“SIGECO”), formerly a wholly owned subsidiary of SIGCORP, Inc., and the natural gas distribution operations in west central Ohio, which Vectren acquired from The Dayton Power and Light Company on October 31, 2000 (the “Ohio operations”). We also have other assets that provide information technology and other services to the three utilities.

Indiana Gas provides energy delivery services to approximately 562,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 140,000 electric customers and approximately 112,000 natural gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana.

The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (“Vectren of Ohio”), a wholly owned subsidiary of Utility Holdings (53% ownership), and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

Utility Holdings segregates its businesses into three operating segments: Gas Utility Services, Electric Utility Services, and Other Operations. The Gas Utility Services segment includes the operations of Indiana Gas, the Ohio operations, and SIGECO’s natural gas distribution business and provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment includes the operations of SIGECO’s electric transmission and distribution services, which provides electric distribution services primarily to southwestern Indiana, and includes the power generating and marketing operations of Utility Holdings. Utility Holdings collectively refers to its gas and electric operating segments as its regulated operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. Other Operations primarily provide information technology and other support services to those utility operations.

We were incorporated under the laws of Indiana on March 31, 2000; Indiana Gas was incorporated under the laws of Indiana on July 16, 1945 and under the laws of Ohio on June 7, 2000; SIGECO was incorporated under the laws of Indiana on June 10, 1912; and Vectren of Ohio was incorporated under the laws of Ohio on November 29, 1999. Our corporate offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

The Offering

Securities Offered	$100,000,000 in aggregate principal amount of % Insured Quarterly Notes due 2036.

Interest Rate	% per year.

Interest Payments

We will pay interest on the IQ Notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2007, to the holders of the IQ Notes as of the day which is 15 calendar days (whether or not a business day) prior to the relevant interest payment date, as well as upon presentation and surrender upon any earlier redemption that does not fall on an interest payment date.

Stated Maturity Date	The IQ Notes will mature on October 1, 2036 unless redeemed prior to that date.

Optional Redemption by Utility Holdings

We will have the right to redeem the IQ Notes, in whole at any time or in part from time to time, on or after October 1, 2011. We will also have the right to redeem the IQ Notes, in whole or in part, in connection with a transfer to a non-affiliate of all or substantially all of the voting capital stock or properties and assets of any subsidiary guarantor. Pursuant to the insurance agreement with Financial Guaranty Insurance Company (“Financial Guaranty”), in the event of such a transfer we will apply the amount of intercompany debt representing that portion of the IQ Notes previously loaned to the subsidiary guarantor that the subsidiary guarantor repays to us pursuant to the requirements of the indenture for any, or a combination of, the following purposes: (i) to make a loan to one of our subsidiaries as of the date hereof, (ii) to redeem IQ Notes in an amount equal to such intercompany debt repaid by the subsidiary less any amounts applied pursuant to clause (i), or (iii) with the prior written consent of Financial Guaranty to make a loan to a subsidiary which is not a subsidiary as of the date hereof or to acquire the stock or assets of another regulated utility company. We also have the right to redeem the IQ Notes, in whole, if we have agreed to enter into a transaction that, upon the consummation thereof, would result in there no longer being at least one subsidiary guarantor which, as of the date hereof, is a public utility regulated by the Indiana Utility Regulatory Commission. If we have the right to redeem the notes, the redemption price will equal 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption.

Events of Default Under Supplemental Indenture

The supplemental indenture provides for two Events of Default with regard to the IQ Notes that are in addition to the Events of Default in the indenture. First, the supplemental indenture provides that an Event of Default will occur upon any declaration of acceleration with regard to the debt securities of any other series issued under the indenture. An Event of Default will also occur under the supplemental indenture upon the occurrence of an event of default under the insurance agreement that is not waived or consented to by Financial Guaranty. See “Description of the IQ Notes — Events of Default Under the Supplemental Indenture.”

Redemption Option of a Deceased Beneficial Owner’s Representative

We will be required to redeem the IQ Notes at the option of the representative of any deceased beneficial owner of an IQ Note at 100% of the principal amount to be redeemed, plus any accrued interest to the redemption date, subject to the conditions that, during the period from the original issue date of the IQ Notes through October 1, 2007 and during each twelve-month period after October 1, 2007 the maximum principal amount we are required to redeem is $25,000 per deceased beneficial owner and an aggregate of $2,000,000 for all deceased beneficial owners.

Ranking

The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will rank junior to any future secured indebtedness to the extent of the underlying collateral. At June 30, 2006, we had total senior indebtedness of $700.0 million, none of which was secured. Upon issuance, the notes will be guaranteed by all of our subsidiaries and, while the guarantees are in effect, will rank equally with the unsecured senior indebtedness of the guarantors, junior to the secured indebtedness of the guarantors to the extent of the underlying collateral and senior to any preferred equity of the guarantors. Unless the guarantees are in effect, the notes will effectively rank junior to all liabilities and any preferred equity of our subsidiaries. At June 30, 2006, our subsidiaries had total liabilities of $1.9 billion, of which $206.0 million represented secured indebtedness, and no preferred equity outstanding.

Guarantees

Our only subsidiaries, Indiana Gas, SIGECO and Vectren of Ohio, will jointly and severally guarantee the payment of all of our obligations under the notes. The guarantees will be full and unconditional. With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. The guarantee of a guarantor may be terminated if we sell all or substantially all of the stock or assets of that guarantor and certain other conditions are met.

Insurance

Our timely payment of the regularly scheduled payments of the principal of and interest on the notes when due and payments in connection with the redemption of the notes at the option of representatives of deceased owners will be insured by a financial guaranty insurance policy to be issued by Financial Guaranty for the benefit of the holders of the notes (the “Policy”).

Ratings

We anticipate that the IQ Notes will be rated “AAA” by S&P and “Aaa” by Moody’s. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the IQ Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.

Use of Proceeds

We estimate that we will receive net proceeds from the sale of the notes of approximately $                  , after deducting underwriting discounts and estimated offering expenses of $              payable by us. We intend to use the net proceeds from the sale of the notes to repay the $100,000,000 outstanding principal balance of our 7.25% Senior Notes due October 15, 2031, which we previously announced we will redeem on October 19, 2006 at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon.

RISK FACTORS

Before making an investment decision with respect to the IQ Notes, we encourage you to carefully consider and evaluate all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors set forth below. You should also consider additional information, including other risk factors, incorporated by reference in this prospectus supplement or the accompanying prospectus. Other risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Structure Risks

The Policy will not cover all of our payments on the notes, and Financial Guaranty will control noteholders’ rights and remedies if the Policy is not in default.

Since Financial Guaranty is required to issue the Policy simultaneously with the initial issuance of the notes, Financial Guaranty, so long as it is not in default under the Policy, shall be entitled to control and direct the enforcement of all rights and remedies with respect to the notes upon the occurrence and continuation of an Event of Default under the indenture. Therefore, in such circumstances, Financial Guaranty, and not the holders of the notes, will be entitled to direct the acceleration of the maturity of the notes upon the occurrence of an Event of Default, which definition has been expanded as discussed herein under “Description of the IQ Notes – Events of Default under the Supplemental Indenture.” Our timely payment of the regularly scheduled payments of the principal of and interest on the notes when due and principal and interest payments in connection with the redemption of notes at the option of the representatives of deceased owners thereof will be insured by the Policy. However, all other redemption payments, if applicable, and payments due upon any acceleration of the maturity of the notes permitted in accordance with the terms of the indenture and the Policy will not be insured by the Policy. Furthermore, in no event may amounts payable under the Policy be accelerated in advance of their original due dates, even if Financial Guaranty fails to make a required payment under the Policy or becomes subject to a receivership, liquidation or insolvency proceeding. In any such proceeding, payments that are insured under the Policy but which are not due for payment may be deemed to be contingent claims against Financial Guaranty and, thus, the right to receive such payments from Financial Guaranty may be subject to a priority granted in favor of matured claims against Financial Guaranty.

The notes will rank junior to the claims of our secured creditors and all secured creditors of our subsidiaries. Except during the time that the notes are covered by guarantees of our subsidiaries, the notes will effectively rank junior to the claims of all unsecured creditors and preferred equity holders of our subsidiaries.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because we are a holding company and conduct our operations through our subsidiaries, our ability to meet our obligations under our indebtedness, including our payment of principal of and any premium and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or loan or repay funds to us. Absent the existence of guarantees from our subsidiaries, in any liquidation, dissolution, bankruptcy or other similar proceeding involving our subsidiaries, holders of our notes would be subject to the prior claims of the particular subsidiary’s creditors (whether secured or unsecured) and preferred equity holders. Accordingly, in such circumstances, the notes would effectively rank junior to the claims of all creditors, including trade creditors, and preferred equity holders of our subsidiaries unless we are recognized as a creditor of a particular subsidiary, in which case the notes would continue to effectively rank junior to the claims of secured creditors of that subsidiary to the extent of the value of the assets securing the related indebtedness. Initially, the notes will be guaranteed by Indiana Gas, SIGECO and Vectren of Ohio. With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. However, these guarantees may be terminated upon our disposition of a guarantor or its assets, but only if certain conditions are satisfied and such conditions may not prohibit a transaction that is not in the best interests of noteholders. See “Description of the Notes – The Guarantees.”

At June 30, 2006, we had senior indebtedness of $700.0 million, none of which was secured, and our subsidiaries had total liabilities of $1.9 billion, of which $206.0 million represented secured indebtedness, and no preferred equity outstanding.

A court may be able to void any guarantees of the notes and require holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes by one or more of our subsidiary guarantors could be voided, or claims in respect of a guarantee could be subordinated to all other debts of any subsidiary guarantor, if, among other things, that subsidiary guarantor, at the time it issued the guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or
•	received less than reasonably equivalent value or fair consideration for issuing the guarantee;

and at the time that subsidiary guarantor issued the guarantee, it:

•	was insolvent or rendered insolvent by reason of issuing the guarantee or would be rendered insolvent upon payment of the guarantee;
•	was engaged or about to engage in a business or transaction for which that subsidiary guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

If a court determined that the issuance of a guarantee of the notes by a subsidiary guarantor violated applicable federal and state law as described above, any payment by a subsidiary guarantor pursuant to its guarantee of the notes could be voided and required to be returned to that subsidiary guarantor or a fund for the benefit of the creditors of that subsidiary guarantor, or the guarantee could be subordinated to other debts of that subsidiary guarantor.

The measure of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

We cannot be sure as to the standard that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor’s other debts.

A downgrade in our credit rating is likely to adversely affect the market price of the notes and may adversely affect your ability to sell the notes.

We expect the notes initially to be rated “AAA” by S&P and “Aaa” by Moody’s. Ratings are not a recommendation to purchase, sell or hold the notes, and are not necessarily a reflection of the market price of the notes or a comment as to the suitability of the notes for a particularly investor. Nevertheless, the rating of the notes may change and there is no assurance that a rating will be maintained or that a rating will not be lowered or withdrawn at any time. Downgrades in or withdrawals of a rating of the notes or our other indebtedness or the indebtedness of our subsidiaries is likely to adversely affect the market price of the notes and may adversely affect your ability to sell, and the price at which you may sell, the notes. Although the rating of the notes may not reflect the potential impact of all of the risks related to an investment in the notes, it could be an indication of the rating agencies’ views regarding the risks associated with an investment in the notes. Therefore, negative ratings actions are likely to indicate that the rating agencies believe that the risks associated with an investment in the notes have increased.

A downgrade in our credit rating could negatively affect our ability to access capital.

The following table shows the current ratings assigned to certain of our outstanding debt by Moody’s and S&P:

Current Rating
	Moody’s	S&P
• Utility Holdings senior unsecured debt	Baa1	A-
• Indiana Gas senior unsecured debt	Baa1	A-
• SIGECO senior unsecured debt	Baa1	A-
• Utility Holdings commercial paper program	P-2	A-2

The current outlook of both Moody’s and S&P is stable and is categorized as investment grade. S&P revised its current outlook to stable from negative in April 2005 and in March 2005 revised its secured debt rating of SIGECO to A from A- and its unsecured debt rating to A- from BBB+. All other ratings are unchanged from December 31, 2004. A security rating is not a recommendation to buy, sell, or hold securities. These ratings are subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. S&P’s and Moody’s lowest level investment grade rating is BBB- and Baa3, respectively.

We may be required in the future to obtain additional debt financing to (1) fund our capital expenditures, investments and debt security redemptions and maturities and (2) further strengthen our capital structure and the capital structures of our subsidiaries. If the rating agencies downgrade our credit ratings, particularly below investment grade, or withdraw our ratings, or in each case the ratings of our subsidiaries, it may significantly limit our access to the debt capital markets and the commercial paper market, and our outstanding borrowing costs would increase. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would likely decrease. Finally, there is no assurance that we will have access to the equity capital markets to obtain financing when necessary or desirable, especially since we are wholly owned by Vectren.

You may not be able to resell the notes.

We do not expect to list the notes on any securities exchange. The underwriter has advised us that it intends to make a market in the notes. The underwriter will have no obligation to make a market in the notes, however, and may discontinue market making activities, if commenced, at any time without the consent of, or notice to, the noteholders. There can be no assurance that an active trading market for the notes will develop or, if one develops, will be maintained or be liquid. If an active trading market does not develop or is not maintained, you may not be able to sell your notes when desired, or perhaps at all, or be able sell your notes at a price equal to or above the price you paid for them. The notes may not be appropriate as a short-term investment, and you should consider the potentially illiquid and long-term nature of your investment in the notes.

Business Risks

We operate in an increasingly competitive industry, which may affect our future earnings.

The utility industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressure faced by electric and gas utility companies. Increased competition may create greater risks to the stability of our earnings generally and may in the future reduce our earnings from retail electric and gas sales. Currently, several states, including Ohio but not Indiana, have passed legislation that allow electricity customers to choose their electricity supplier in a competitive electricity market, and several other states are considering such legislation. Ohio regulation also provides for choice of commodity providers for all gas customers. In 2003, we implemented this choice for our gas customers in Ohio. Indiana has not adopted any regulation requiring gas choice except for large-volume customers. We cannot assure you that increased competition or other changes in legislation, regulation or policies will not have a material adverse effect on our business, prospects, financial condition or results of operations.

A significant portion of our gas and electric utility sales is used for heating and air conditioning. Accordingly, our operating results fluctuate depending on the weather.

Our gas and electric utility sales are sensitive to variations in weather conditions. We forecast utility sales on the basis of normal weather, which represents a long-term historical average. Since we do not have a weather-normalization mechanism for our electric operations or our Ohio natural gas operations, significant variations from normal weather could have, have had, and will have, a material impact on our earnings. However, the impact of weather on the operations of Indiana Gas and the gas operations of SIGECO has been significantly mitigated through the implementation on October 15, 2005 of a normal temperature adjustment mechanism.

Our gas and electric utility sales are concentrated in the Midwest.

The operations of our regulated utilities are concentrated in central and southern Indiana and west central Ohio and are therefore impacted by changes in the Midwest economy in general and changes in particular industries concentrated in the Midwest. These industries include automotive assembly, parts and accessories, feed, flour and grain processing, metal castings, aluminum products, appliance manufacturing, polycarbonate resin (Lexan®) and plastic products, gypsum products, electrical equipment, metal specialties, glass, steel finishing, pharmaceutical and nutritional products, gasoline and oil products, and coal mining.

Risks related to the regulation of our businesses, including environmental regulation, could affect the rates we are able to charge, our costs and our profitability.

Our businesses are subject to regulation by federal, state and local regulatory authorities. In particular, we are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), the Indiana Utility Regulatory Commission (“IURC”) and the Public Utility Commission of Ohio. These authorities regulate many aspects of our transmission and distribution operations, including construction and maintenance of facilities, operations, safety, the rates that we can charge customers and the rate of return that we are allowed to realize. Our ability to obtain rate increases and rate supplements to maintain our current authorized rate of return depends upon regulatory discretion, and there can be no assurance that we will be able to obtain rate increases or rate supplements or continue receiving our current authorized rate of return.

In addition, our operations and properties are subject to extensive environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. These environmental regulations impose, among other things, restrictions, liabilities and obligations in connection with storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances in the environment. Such emissions from electric generating facilities include particulate matter, sulfur dioxide (SO2), and nitrogen oxide (NOx), among others. Environmental legislation also requires that facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Our current costs to comply with these laws and regulations are significant to our results of operations and financial condition. In addition, claims against us under environmental laws and regulations could result in material costs and liabilities. With the trend toward stricter standards, greater regulation, more extensive permit requirements and an increase in the number and types of assets operated by us subject to environmental regulation, our investment in environmentally compliant equipment has increased and is expected to increase in the future.

From time to time, we are subject to material litigation and regulatory proceedings.

We may be subject to material litigation and regulatory proceedings from time to time. There can be no assurance that the outcome of these matters will not have a material adverse effect on our business, prospects, results of operations or financial condition.

Our electric operations are subject to various risks.

Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs. Such operational risks can arise from circumstances such as:

•	facility shutdowns due to equipment failure or operator error;
•	interruption of fuel supply or increased prices of fuel as contracts expire;
•	disruptions in the delivery of electricity;
•	inability to comply with regulatory or permit requirements;
•	labor disputes; and
•	natural disasters.

We may experience significantly increased gas costs.

Recently, commodity prices for natural gas purchases have increased and have become more volatile. Subject to regulatory approval, our subsidiaries are allowed recovery of gas costs from their retail customers through commission-approved gas cost adjustment mechanisms. As a result, profit margins on gas sales are not expected to be impacted. Nevertheless, regulators may disallow, and have in the past disallowed, recovery of a portion of gas costs for various reasons, including, but limited to, a finding by the regulator that natural gas was not prudently procured, as an example. In addition, it is possible that as a result of this near term change in natural gas commodity prices, our subsidiaries may experience increased interest expense due to higher working capital requirements, increased uncollectible accounts expense and unaccounted for gas and some level of price sensitive reduction in volumes sold or delivered.

The impact of MISO participation is uncertain.

Since February 2002 and with the IURC’s approval, we have been a member of the Midwest Independent System Operator, Inc. (“MISO”), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over our electric transmission facilities as well as that of other Midwest utilities.

On April 1, 2005, the MISO energy market commenced operation (the Day 2 energy market). As a result of being a market participant, we now bid our owned generation into the Day Ahead and Real Time markets and procure power for our retail electric customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including our electric transmission facilities, our continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives and uncertainties around Day 2 energy market operations, it is difficult to predict near term operational impacts. However, it is believed that MISO’s regional operation of the transmission system will ultimately lead to reliability improvements.

The potential need to expend capital for improvements to the transmission system, both to our own facilities as well as to those facilities of adjacent utilities, over the next several years will become more predictable as MISO completes studies related to regional transmission planning and improvements. Such expenditures may be significant.

Wholesale power marketing activities may add volatility to earnings.

Our regulated electric utility engages in wholesale power marketing activities that primarily involve asset optimization strategies. These optimization strategies manage the utilization of available electric generating capacity and include the execution of energy contracts that are integrated with portfolio requirements around power supply and delivery. As part of these strategies, we will execute forward contracts and option contracts that may not result in the physical flow of electricity, but hedge, other commitments. While most physical forward positions to sell electricity are hedged with these contracts or with planned unutilized generation capability, we do not hedge our entire portfolio from market price volatility. To the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating prices for electricity are likely to cause our earnings to be volatile and may lower net income. Beginning in April 2005, substantially all physically delivered off-system sales occur in the MISO day-ahead and real-time markets.

Catastrophic events could adversely affect our facilities and operations.

Catastrophic events such as fires, explosions, floods, earthquakes, terrorist acts or other similar occurrences could adversely affect our facilities and operations.

The performance of Vectren’s nonregulated businesses may impact our ability to access the debt markets and bank financing and may adversely affect the market price of the notes.

Execution of Vectren’s coal mining and synfuel operations, gas marketing, performance contracting and utility infrastructure strategies and the success of its efforts to invest in and develop new opportunities in nonregulated business areas is subject to a number of risks. These risks include, but are not limited to: the effects of weather; the operation of performance contracting products; storage field and mining property development; coal mining industry regulation; creditworthiness of customers and joint venture partners; and factors associated with energy trading activities, including price, basis, credit liquidity, volatility, capacity and interest rate risks and changing market conditions. While Vectren’s nonregulated businesses may not have a direct impact on our business, financial condition or results of operations, material adverse developments affecting these businesses may result in a downgrade in our credit ratings, limit our ability to access the debt markets, bank financing and commercial paper markets and, thus, our liquidity, and adversely affect the market price of the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the notes of approximately $                   after deducting the underwriting discounts and commissions and estimated offering expenses of $              payable by us. We intend to use the net proceeds from the sale of the notes to repay the $100,000,000 outstanding principal balance of our 7.25% Senior Notes due October 15, 2031, which we previously announced we will redeem on October 19, 2006 at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon.

CAPITALIZATION

The following table sets forth our historical capitalization at June 30, 2006 and as adjusted to reflect the issuance of the notes and use of the net proceeds therefrom. The following information is not complete, and you should read it together with the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At June 30, 2006
	Actual	As Adjusted (1)
	(dollars in millions)
Long Term Debt	$1,051.6	$1,051.6
Common Shareholder’s Equity	1,034.0	1,034.0

Total Capitalization	$2,085.6	$2,085.6

(1)	Adjusted to reflect the issuance of the notes and the use of the net proceeds therefrom.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical consolidated ratios of earnings to fixed charges for Utility Holdings for the periods indicated. This information has been restated to reflect the reorganization of Indiana Gas and SIGECO into subsidiary companies of Utility Holdings.

	Twelve Months Ended June 30, 2006	Fiscal Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	2.9x	3.1x	3.0x	3.1x	3.1x	1.9x

For the purpose of computing these ratios, earnings consist of pretax net income before income (losses) from equity investees, fixed charges, and less preferred stock dividends of a consolidated subsidiary. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals, and preferred stock dividends of a consolidated subsidiary. In June 2001, Utility Holdings began implementing a restructuring plan to eliminate administrative and supervisory positions in its utility operations and corporate office. The fiscal year ended December 31, 2001 includes costs of $7.7 million (after tax) related to the merger of Indiana Energy, Inc. and SIGCORP Inc. to form Vectren Corporation on March 31, 2000 and restructuring-related charges of $9.3 million (after tax).

DESCRIPTION OF THE IQ NOTES

Set forth below is a description of the specific terms of the IQ Notes. This description is not complete, and you should read it together with the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of the Debt Securities.” In addition, you should read all of the provisions of the indenture (as amended or supplemented from time to time, the “indenture”), dated as of October 19, 2001, as amended by the fifth supplemental indenture relating to the IQ Notes (the “supplemental indenture”), by and among us, as issuer, Indiana Gas, SIGECO and Vectren of Ohio, as guarantors, and U.S. Bank Trust National Association, as trustee (the “note trustee”). Capitalized terms not defined in this prospectus supplement are used as defined in the indenture or as otherwise provided in the accompanying prospectus.

General

The IQ Notes will be issued as a single series of debt securities under the indenture and will be limited in aggregate principal amount to $100,000,000, subject to the reopening provisions of the indenture. The IQ Notes will be denominated in U.S. dollars and will be issuable only in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000. The entire principal amount of the IQ Notes will mature and become due and payable, together with any unpaid interest accrued thereon, on October 1, 2036, unless redeemed prior to that date in accordance with provisions described below.

Each note will be issued as a book-entry note registered in the name of the depositary or its nominee. So long as the depositary is the registered owner of the notes (as described below under “Book-Entry Only System”), the depositary or its nominee, as the case may be, will be considered the holder of the notes for all purposes under the indenture. See “Book-Entry Only System” below. Initially, The Depository Trust Company (“DTC”) will be the depositary for the notes. Beneficial owners of the notes will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued and we determine that beneficial owners may exchange their ownership interests for such certificates, or if an Event of Default under the indenture occurs.

In the event that the notes are issued in certificated form (as described below under “Book-Entry Only System”), the notes may be presented for registration of transfer or exchange at the Corporate Trust Office of U.S. Bank National Association, in the Borough of Manhattan, The City of New York.

We will be entitled to defease the notes subject to compliance with the terms of the indenture. See “Description of the Debt Securities—Certain Covenants—Defeasance” in the accompanying prospectus. We may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by us may be held or resold or, at our discretion, may be surrendered to the trustee for cancellation. The notes will not be entitled to the benefits of a sinking fund.

Events of Default under the Supplemental Indenture

The supplemental indenture provides for two Events of Default with regard to the IQ Notes that are in addition to the Events of Default in the indenture. First, the supplemental indenture provides that an Event of Default will occur upon any declaration of acceleration with regard to the debt securities of any other series issued under the indenture. An Event of Default will also occur under the supplemental indenture upon the occurrence of an event of default under the insurance agreement that is not waived or consented to by Financial Guaranty. An event of default under the insurance agreement will occur upon (i) our failure to pay to Financial Guaranty any amounts owed under the Policy within 10 days after receipt of notice of nonpayment, (ii) our breach of a representation, warranty or covenant, or our failure to perform an obligation, under the insurance agreement or any related agreement following a 30-day notice and cure period, or (iii) an insolvency proceeding is commenced by or against us or a subsidiary guarantor under the United States Bankruptcy Code or other insolvency statutes.

We covenant in the insurance agreement that, if we transfer to a non-affiliate all or substantially all of the voting capital stock or properties and assets of any subsidiary guarantor, then we will apply the amount of intercompany debt representing that portion of the IQ Notes previously loaned to the subsidiary guarantor that the subsidiary guarantor repays to us pursuant to the requirements of the indenture for any, or a combination of, the following purposes: (i) to make a loan to one of our subsidiaries as of the date hereof, (ii) to redeem IQ Notes in an amount equal to such intercompany debt repaid by the subsidiary less any amounts applied pursuant to clause (i), or (iii) with the prior written consent of Financial Guaranty to make a loan to a subsidiary which is not a subsidiary as of the date hereof or to acquire the stock or assets of another regulated utility company. We have also entered into a covenant in the insurance agreement requiring that a subsidiary guarantor currently regulated by the Indiana Utility Regulatory Commission continue to be an obligor with respect to the IQ Notes unless certain conditions are met, including a redemption in full of the IQ Notes.

Interest

The notes will bear interest at        % per year from the date of original issuance. Interest on each note will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2007 (each, an “interest payment date”), to the person in whose name the note is registered at the close of business as of the day (whether or not a business day) which is 15 days prior to the relevant interest payment date and, if applicable, upon presentation and surrender upon any earlier redemption that does not fall on an interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that any interest payment date, the stated maturity date or any redemption date is not a business day, then the required payment of principal of and/or premium or interest on the related notes will be made on the next business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the original date. “Business day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Ranking

The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness and will be junior to our secured indebtedness, if any, to the extent of the underlying collateral. Since the notes, upon issuance, will be guaranteed by all of our subsidiaries, the notes will, while the guarantees are in effect, rank equally with the other unsecured senior indebtedness of the subsidiary guarantors, junior to any secured indebtedness of the subsidiary guarantors to the extent of the underlying collateral and senior to any preferred equity of the subsidiary guarantors. Unless the guarantees are in effect, the notes will effectively rank junior to all liabilities and preferred equity of our subsidiaries. At June 30, 2006, we had total senior indebtedness of $700.0 million, none of which was secured, and our subsidiaries had total liabilities of $1.9 billion, of which $206.0 million represented secured indebtedness, and no preferred equity outstanding. See “Risk Factors—The notes will rank junior to the claims of our secured creditors and all secured creditors of our subsidiaries. Except during the time that the notes are covered by guarantees of our subsidiaries, the notes will effectively rank junior to the claims of all unsecured creditors and preferred equity holders of our subsidiaries.” See also “—The Guarantees” below for a discussion of the circumstances in which the guarantees of our subsidiary guarantors may be terminated.

Special Insurance Provisions of the Indenture

Subject to the provisions of the indenture, so long as Financial Guaranty is not in default under the Policy, Financial Guaranty shall be entitled to control and direct the enforcement of all rights and remedies with respect to the notes upon the occurrence and continuation of an Event of Default under the indenture. See “Risk Factors—The Policy will not cover all of our payments on the notes, and Financial Guaranty will control noteholders’ rights and remedies if the Policy is not in default.”

Optional Redemption

We will have the right to redeem the IQ Notes, in whole at any time or in part from time to time, on or after October 1, 2011. We will also have the right to redeem the IQ Notes, in whole or in part, in connection with a transfer to a non-affiliate of all or substantially all of the voting capital stock or properties and assets of any subsidiary guarantor. Pursuant to the insurance agreement with Financial Guaranty, in the event of such a transfer we will apply the amount of intercompany debt representing that portion of the IQ Notes previously loaned to the subsidiary guarantor that the subsidiary guarantor repays to us pursuant to the requirements of the indenture for any, or a combination of, the following purposes: (i) to make a loan to one of our subsidiaries as of the date hereof, (ii) to redeem IQ Notes in an amount equal to such intercompany debt repaid by the subsidiary less any amounts applied pursuant to clause (i), or (iii) with the prior written consent of Financial Guaranty to make a loan to a subsidiary which is not a subsidiary as of the date hereof or to acquire the stock or assets of another regulated utility company. We also have the right to redeem the IQ Notes, in whole, if we have agreed to enter into a transaction that, upon the consummation thereof, would result in there no longer being at least one subsidiary guarantor which, as of the date hereof, is a public utility regulated by the Indiana Utility Regulatory Commission.

If we have the right of optional redemption, written notice must be given to noteholders not less than 30 nor more than 60 days prior to the redemption date and the redemption price will equal 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption; provided, however, that interest payable on a note with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such note on the record date related to such interest payment date. Notes redeemed will be surrendered to the trustee for cancellation.

On and after the date of redemption, interest will cease to accrue on the notes or portion of the notes redeemed. However, interest will continue to accrue if we default in the payment of the amount due upon redemption.

Limited Right of Redemption Upon Death of Beneficial Owner

The representative of a deceased beneficial owner of the notes has the right at any time to request redemption prior to stated maturity of all or part of his or her notes. We will redeem these notes subject to the limitations that we will not be obligated to redeem, during the period from the original issue date of the notes through and including October 1, 2007 (known as the “initial period”), and during any twelve-month period which ends on and includes each October 1 thereafter (each such twelve-month period being known as a “subsequent period”), on behalf of a deceased beneficial owner, notes with a principal amount in excess of $25,000 or notes exceeding $2,000,000 in aggregate principal amount from all deceased beneficial owners.

We may, at our option, redeem any deceased beneficial owner’s notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $2,000,000 aggregate limitation for that initial period or that subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem deceased beneficial owners’ notes, in the initial period or any subsequent period, in an aggregate principal amount exceeding $2,000,000. Any such redemption, to the extent it exceeds the $2,000,000 aggregate limitation, will not reduce the $2,000,000 aggregate limitation for any subsequent period. If we elect to redeem notes in excess of the $25,000 limitation or the $2,000,000 aggregate limitation, notes so redeemed will be redeemed in the order of the receipt of redemption requests (as defined below) by the trustee.

A request for redemption of a note may be initiated by the representative of the deceased beneficial owner. For purposes of making a redemption request, the representative of a deceased beneficial owner is any person who is the personal representative or other person authorized to represent the estate of the deceased beneficial owner or the surviving joint tenant or tenant(s) by the entirety or the trustee of a trust. The representative must deliver a request to the participant through whom the deceased beneficial owner owned the note to be redeemed, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to redemption as the participant may require. For purposes of this description of notes, a “participant” is generally the broker from whom notes are purchased by a beneficial owner. The request will specify the principal amount of the notes to be redeemed in denominations of $1,000 and integral multiples thereof. The participant will thereupon deliver to DTC a request for redemption substantially in the form attached as Appendix A to this prospectus supplement (known as the “redemption request”). DTC will, on receipt of a redemption request, forward the redemption request to the trustee. The trustee will maintain records with respect to redemption requests received by it, including date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of that redemption request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. We, DTC and the trustee may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and will have no responsibility for reviewing any documents submitted to the participant by the representative. We, DTC and the trustee will also have no responsibility for determining whether the applicable decedent is in fact the beneficial owner of the note to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

Subject to the $25,000 limitation and the $2,000,000 aggregate limitation, we will, after the death of any beneficial owner, redeem the beneficial owner’s note on the next interest payment date occurring not less than 30 days following our receipt of a redemption request from the trustee. If redemption requests exceed the $2,000,000 aggregate limitation during the initial period or during any subsequent period, then the excess redemption requests will be applied in the order received by the trustee to successive subsequent periods, regardless of the number of subsequent periods required to redeem notes. We may, at any time, notify the trustee that we will redeem, on the next interest payment date occurring not less than 30 days after that notice, all or any lesser amount of notes for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $2,000,000 aggregate limitation. If we so elect to redeem excess notes, we will redeem these excess notes in the order of receipt of redemption requests by the trustee.

The price we will pay for the notes to be redeemed pursuant to a redemption request is 100% of the principal amount of those notes plus accrued but unpaid interest thereon to the date of redemption; provided, however, that interest payable on a note with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such note on the record date related to such interest payment date. Subject to arrangements with DTC, payment for the notes to be redeemed will be made to DTC upon presentation of notes to the trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the trustee by DTC which are to be fulfilled on that date. The principal amount of any notes we acquire or redeem, other than by redemption at the option of any representative of a deceased beneficial owner, will not be included in the computation of either the $25,000 limitation or the $2,000,000 aggregate limitation for the initial period or for any subsequent period.

A beneficial owner, for purposes of determining if the representative of a deceased person may make a proper redemption request, is the person who has the right to sell, transfer or otherwise dispose of a note and the right to receive the proceeds from that sale, as well as the interest and principal payable to the holder of the note. In general, a determination of beneficial ownership in the notes will be subject to the rules, regulations and procedures governing DTC and its participants.

Any note held in tenancy by the entirety, joint tenancy or by tenants in common will be considered to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be considered the death of a beneficial owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of a note will be considered the death of the beneficial owner, regardless of the recordation of such ownership of the note on the records of the participant, if such rights can be established to the satisfaction of the participant and us. These rights will be considered to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person’s lifetime.

In the case of a redemption request which is presented on behalf of a deceased beneficial owner that has not been fulfilled at the time we give notice of our election to redeem the notes, the notes which are the subject of such pending redemption request will be redeemed prior to any other notes.

Any redemption request may be withdrawn by the person(s) presenting the redemption request upon delivery of a written request for withdrawal given by the participant on behalf of that person to DTC and by DTC to the trustee not less than 60 days prior to the interest payment date on which the notes are first eligible for redemption. We may, at any time, purchase any notes for which redemption requests have been received in lieu of redeeming those notes. Any notes we purchase in this manner will be presented to the trustee for redemption and cancellation.

During any time or times as the notes are not represented by a global certificate and are issued in certificated form, all references herein to participants and DTC, including DTC’s governing rules, regulations and procedures, will be considered deleted, all determinations which under this section the participants are required to make will be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of a note to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), and all redemption requests, to be effective, must be delivered by the representative to the trustee, with a copy to us, and must be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, must be accompanied by the note that is the subject of the request and, if applicable, a properly executed assignment or endorsement. If the record ownership of the notes is held by a nominee of the deceased beneficial owner, a certificate or letter from such nominee attesting to the deceased’s ownership of a beneficial interest in the note must also be delivered.

Because of the limitations of our requirement to redeem, no beneficial owner can have any assurance that its notes will be redeemed prior to maturity.

The Guarantees

Indiana Gas, SIGECO and Vectren of Ohio will fully and unconditionally guarantee, jointly and severally, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the notes and the provisions of the indenture relating to the notes. If we default in payment of the principal of or any premium or interest on the notes, the subsidiary guarantors will be fully and unconditionally obligated, jointly and severally, to duly and punctually make such payment. The liability of each subsidiary guarantor will be independent of, and not in consideration of or contingent upon, our liability or the liability of any other party under the notes or the indenture. Further, we may in our sole discretion elect to cause each subsequent subsidiary of ours to fully and unconditionally guarantee all of the obligations under the notes; provided, however, that we have agreed to cause any subsequent subsidiary of ours that guarantees any other obligations of ours to guarantee the obligations under the notes.

The guarantee of each subsidiary guarantor will be unsecured and will rank equally in right of payment with all of that subsidiary guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the notes.

Each subsidiary guarantor’s obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—A court may be able to void any guarantees of the notes and require holders of the notes to return payments received from the subsidiary guarantors.”

Notwithstanding the restrictions on transfer described in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” if we transfer or cause the transfer of all or substantially all of the voting capital stock or assets of any subsidiary guarantor to any person other than us or one of the other subsidiary guarantors, whether by merger, consolidation, sale or other transfer, then all of the obligations and liabilities of that subsidiary guarantor under its guarantee will terminate upon transfer so long as:

1.	such subsidiary guarantor has fully repaid all of its indebtedness, if any, to us and the other subsidiary guarantors,

2.	S&P and Moody’s, or their successors, have each confirmed that, as a result of the transfer, our long term credit rating will not fall below BBB- (or its equivalent), in the case of S&P, and Baa3 (or its equivalent), in the case of Moody’s, and

3.	immediately before and immediately after giving effect to the transfer, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing.

Book-Entry Only System

The information in this section concerning the depositary and the depositary’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable.

Upon issuance, the notes will be represented by a single global security. Each global security will be registered in the name of a nominee of the depositary. The notes will not be exchangeable for certificated notes at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form.

DTC has advised us and the underwriter as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued and we determine that beneficial owners may exchange their ownership interests for such certificates, or if an Event of Default under the indenture occurs.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owner of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes represented by a global security are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

The representative of any deceased beneficial owner of notes shall give notice of any option to elect to have its notes redeemed by us, through its indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer the indirect participant’s interest in the global security representing such notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a demand for redemption will be deemed satisfied when the ownership rights in the global security representing such notes are transferred by direct participants on DTC’s records.

Payments of principal of and interest on notes represented by a global security will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

THE POLICY AND THE INSURER

The information under this heading and the specimen Policy attached as Appendix B to this prospectus supplement has been supplied by Financial Guaranty for use in this prospectus supplement. No representation is made by Utility Holdings, DTC or the underwriter as to the accuracy and completeness of this information. Neither Financial Guaranty nor any of its affiliates accepts any responsibility for the accuracy or completeness of, nor have they participated in the preparation of, this prospectus supplement or any other information or disclosure that is provided to potential purchasers of the IQ Notes, or omitted from such disclosure, other than with respect to the accuracy of the information regarding the Policy and Financial Guaranty and its affiliates set forth or incorporated by reference under this heading. In addition, Financial Guaranty makes no representation regarding the IQ Notes or the advisability of investing in the IQ Notes.

The Policy

Concurrently with the issuance of the IQ Notes, Financial Guaranty will issue the Policy for the benefit of the holders of the notes. The Policy will unconditionally guarantee the payment of principal of (at stated maturity), and interest on the notes, as such payments shall become Due for Payment (as defined below), but shall be unpaid by reason of Nonpayment (as defined below) by Utility Holdings and the subsidiary guarantors. Financial Guaranty will make such payments to U.S. Bank Trust National Association or its successor as its agent (the “Fiscal Agent”), on the later of the date on which such principal or interest (as applicable) is Due for Payment or on the business day next following the day on which Financial Guaranty shall have received notice (in accordance with the terms of the Policy) from an owner of the notes or the trustee of the Nonpayment of such amount by or on behalf of Utility Holdings and the subsidiary guarantors. The Fiscal Agent will disburse such amount Due for Payment on any note to its owner upon receipt by the Fiscal Agent of evidence satisfactory to the Fiscal Agent of the owner’s right to receive payment of principal or interest Due for Payment and evidence, including any appropriate instruments of assignment, that all of such owner’s rights to payment thereafter of such principal or interest (as applicable) shall be vested in Financial Guaranty. The term “Nonpayment” in respect of the notes means the failure of Utility Holdings and the subsidiary guarantors to have provided sufficient funds to the trustee for payment in full of all principal or interest Due for Payment (as applicable) and also includes any payment made to an owner of notes by or on behalf of Utility Holdings and the subsidiary guarantors which has been recovered from such holder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction. “Due for Payment” means, when referring to the principal of a note, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a note, the stated date for payment of interest. Notwithstanding the prior sentence, “Due for Payment” includes payment of principal of and interest on the notes, but not premium, when due upon a redemption of the notes at the option of a representative of any deceased beneficial owner of the notes. Once issued, the Policy is non-cancellable by Financial Guaranty.

As a condition of its commitment to insure the notes, Financial Guaranty has been granted certain rights under the indenture and the notes. The specific rights granted to Financial Guaranty in connection with its insurance of the notes may be set forth in the description of the principal legal documents appearing elsewhere in this prospectus supplement, and reference should be made thereto.

The Policy is not covered by the Property/ Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

Financial Guaranty

Financial Guaranty is a New York stock insurance corporation that writes financial guaranty insurance in respect of public finance and structured finance obligations and other financial obligations, including credit default swaps. Financial Guaranty is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and the United Kingdom.

Financial Guaranty is a direct, wholly owned subsidiary of FGIC Corporation, a Delaware corporation. At June 30, 2006, the principal owners of FGIC Corporation and the approximate percentage of its outstanding common stock owned by each were as follows: The PMI Group, Inc. – 42%; affiliates of the Blackstone Group L.P. – 23%; and affiliates of the Cypress Group L.L.C. – 23%. Neither FGIC Corporation nor any of its stockholders or affiliates is obligated to pay any debts of Financial Guaranty or any claims under any insurance policy, including the Policy, issued by Financial Guaranty.

Financial Guaranty is subject to the insurance laws and regulations of the State of New York, where Financial Guaranty is domiciled, including New York’s comprehensive financial guaranty insurance law. That law, among other things, limits the business of each financial guaranty insurer to financial guaranty insurance (and related lines); requires that each financial guaranty insurer maintain a minimum surplus to policyholders; establishes limits on the aggregate net amount of exposure that may be retained in respect of a particular issuer or revenue source (known as single risk limits) and on the aggregate net amount of exposure that may be retained in respect of particular types of risk as compared to the policyholders’ surplus (known as aggregate risk limits); and establishes contingency, loss and unearned premium reserve requirements. In addition, Financial Guaranty is also subject to the applicable insurance laws and regulations of all other jurisdictions in which it is licensed to transact insurance business. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance regulators, vary by jurisdiction.

The following table sets forth the capitalization of Financial Guaranty and subsidiaries as of June 30, 2006, December 31, 2005 and December 31, 2004, on the basis of U.S. generally accepted accounting principles (“GAAP”).

Financial Guaranty Insurance Company and Subsidiaries

CONSOLIDATED CAPITALIZATION TABLE

(Dollars in Millions)

	June 30, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Unearned Premiums	$1,303	$1,201	$1,043
Other Liabilities	926	140	121

Total Liabilities	2,229	1,341	1,164

Stockholder’s Equity
Common Stock	15	15	15
Additional Paid-in Capital	1,898	1,895	1,883
Accumulated Other
Comprehensive (Loss) Income, net of tax	(52)	(14)	15
Retained Earnings	587	471	265

Total Stockholder’s Equity	2,448	2,367	2,178

Total Liabilities and Stockholder’s Equity	$4,677	$3,708	$3,342

The audited consolidated financial statements of Financial Guaranty and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, and for the periods from December 18, 2003 through December 31, 2003 and from January 1, 2003 through December 17, 2003, are included as Exhibit 99.1, and the unaudited consolidated financial statements of Financial Guaranty and subsidiaries as of June 30, 2006 and for the three and six month periods ended June 30, 2006 and 2005, are included as Exhibit 99.2, in each case, to the Current Report on Form 8-K filed by Utility Holdings on October 10, 2006 (SEC file number 001-16739). Those financial statements are hereby incorporated by reference in this prospectus supplement. Any statement contained herein under the heading “The Policy And The Insurer” or in Exhibit 99.1 or 99.2 shall be modified or superseded to the extent required by any statement in any document subsequently incorporated by reference in this prospectus supplement prior to the termination of the offering of the IQ Notes with the approval of Financial Guaranty, and shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All financial statements of Financial Guaranty (if any) included in documents filed by Utility Holdings with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering of the IQ Notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing of such documents.

The New York State Insurance Department recognizes only statutory accounting practices (“SAP”) for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. Although Financial Guaranty prepares both GAAP and SAP financial statements, no consideration is given by the New York State Insurance Department to financial statements prepared in accordance with GAAP in making such determinations. A discussion of the principal differences between SAP and GAAP is contained in the notes to Financial Guaranty’s audited SAP financial statements.

Copies of Financial Guaranty’s most recently published GAAP and SAP financial statements are available upon request to: Financial Guaranty Insurance Company, 125 Park Avenue, New York, NY 10017, Attention: Corporate Communications Department. Financial Guaranty’s telephone number is (212) 312-3000.

Financial Guaranty’s Credit Ratings

The financial strength of Financial Guaranty is rated “AAA” by S&P and “Aaa” by Moody’s. Each rating of Financial Guaranty should be evaluated independently. The ratings reflect the respective ratings agencies’ current assessments of the insurance financial strength of Financial Guaranty. Any further explanation of any rating may be obtained only from the applicable rating agency. These ratings are not recommendations to buy, sell or hold the IQ Notes, and are subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the IQ Notes. Financial Guaranty does not guarantee the market price or investment value of the IQ Notes nor does it guarantee that the ratings on the IQ Notes will not be revised or withdrawn.

RATINGS

We anticipate that S&P will assign the notes a rating of “AAA” and Moody’s will assign the notes a rating of “Aaa”, conditioned upon the issuance and delivery of the Policy by Financial Guaranty at the time of delivery of the notes, insuring the timely payment of the principal of and interest on the notes. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. An explanation of the significance of such ratings may be obtained only from S&P and Moody’s at the following addresses: Standard & Poor’s, 25 Broadway, New York, New York 10004, and Moody’s Investor Service, 99 Church Street, New York, New York 10007. There is no assurance that such rating will remain in effect for any period of time. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if, in its judgment, circumstances warrant that change. Neither we nor the underwriter has undertaken any responsibility to oppose any proposed downward revision in or withdrawal of a rating on the notes. Any such downward revision or withdrawal of such rating may have an adverse effect on the market price of the notes.

At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P — AAA, AA, A and BBB and for Moody’s — Aaa, Aa, A and Baa. S&P defines “AAA” as the highest rating assigned to a debt obligation. Moody’s defines “Aaa” as the highest rating assigned to a debt obligation.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), we have agreed to sell to Edward D. Jones & Co., L.P., as underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of the notes.

In the Underwriting Agreement, the underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the notes offered hereby, if any of the notes are purchased.

The underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the notes, the underwriter may be deemed to have received compensation from Utility Holdings in the form of underwriting discounts.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriter may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given that an active trading market for the notes will develop, be maintained or be liquid. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

We and our subsidiary guarantors have jointly and severally agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriter may be required to make in respect thereof.

Our expenses associated with the offer and sale of the notes are estimated to be $820,000, which includes the initial premium for the Policy.

We have agreed with the underwriter that, during the period of time from the date of the Underwriting Agreement to the business day after the closing date of this offering, we will not, directly or indirectly, offer to sell or determine to offer or sell any additional IQ Notes or any securities that are substantially similar to the IQ Notes or are convertible or exchangeable into or exercisable for IQ Notes or such similar securities without the underwriter’s prior written consent.

In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating short positions in the notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, notes in the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time without notice. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The underwriter and its affiliates have engaged and may in the future engage, in transactions with, and from time to time, have performed services for, us and our affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

LEGAL MATTERS

The validity of the notes and the guarantees of Indiana Gas and SIGECO will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. The guarantees of Vectren of Ohio and Indiana Gas will be passed upon for us by Kegler, Brown, Hill & Ritter, Columbus, Ohio. Sidley Austin LLP, New York, New York, will act as counsel to the underwriter.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from Utility Holding’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Financial Guaranty as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and the periods from December 18, 2003 through December 31, 2003, and from January 1, 2003 through December 17, 2003 appearing in the Form 8-K of Utility Holdings dated October 10, 2006, which are incorporated by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION

WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement certain information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is contained or otherwise incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the notes being made by this prospectus supplement.

•	Annual Report of Utility Holdings on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports of Utility Holdings on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and

•	Current Reports of Utility Holdings on Form 8-K filed with the Securities and Exchange Commission on February 3, 2006, February 27, 2006, March 1, 2006, March 8, 2006, April 26, 2006, May 8, 2006, September 6, 2006, September 14, 2006, September 18, 2006, September 20, 2006 and October 10, 2006.

You may obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference herein, by telephone from us at the following address:

Investor Relations

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

APPENDIX A

FORM OF REDEMPTION REQUEST

VECTREN UTILITY HOLDING, INC.

       % INSURED QUARTERLY NOTES DUE 2036

(THE “NOTES”)

CUSIP NO. 92239M AH 4

The undersigned,                      (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture, dated as of October 19, 2001, as supplemented and amended (the “Indenture”), made by and among Vectren Utility Holdings, Inc. (the “Company”), Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (collectively, the “Guarantors”) and U.S. Bank Trust National Association, as Trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), the Company, the Guarantors and the Trustee that:

1. [Name of deceased Beneficial Owner] is deceased.

2. [Name of deceased Beneficial Owner] had a $             interest in the above referenced Notes.

3. [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $             principal amount of said Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

4. The Participant holds the interest in the Notes with respect to which this Request is being made on behalf of [Name of deceased Beneficial Owner].

5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, the Company and the Guarantors (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company a copy of the documents submitted by [Name of Representative] in support of this Request.

IN WITNESS WHEREOF, the undersigned has executed this Request as of                 ,                 .

[PARTICIPANT NAME]

By:

Name:

Title:

S-A-1

APPENDIX B

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Surety Bond

Issuer: Vectren Utility Holdings, Inc.	Policy Number:

Control Number: 0010001

Obligations: % Insured Quarterly Notes due 2036	Premium:

Financial Guaranty Insurance Company (“Financial Guaranty”), a New York stock insurance company, in consideration of the payment of the premium and subject to the terms of this Surety Bond, hereby unconditionally and irrevocably agrees to pay to U.S. Bank Trust National Association or its successor, as its agent (the “Fiscal Agent”), for the benefit of Noteholders, that portion of the principal and interest on the above-described debt obligations (the “Notes”) which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer.

Financial Guaranty will make such payments to the Fiscal Agent on the date such principal or interest becomes Due for Payment or on the Business Day next following the day on which Financial Guaranty shall have received Notice of Nonpayment, whichever is later. The Fiscal Agent will disburse to the Noteholder the face amount of principal and interest which is then Due for Payment but is unpaid by reason of Nonpayment by the Issuer but only upon receipt by the Fiscal Agent, in form reasonably satisfactory to it, of (i) evidence of the Noteholder’s right to receive payment of the principal or interest Due for Payment and (ii) evidence, including any appropriate instruments of assignment, that all of the Noteholder’s rights to payment of such principal or interest Due for Payment shall thereupon vest in Financial Guaranty. Upon such disbursement, Financial Guaranty shall become the owner of the Note, appurtenant coupon or right to payment of principal or interest on such Note and shall be fully subrogated to all of the Noteholder’s rights thereunder, including the Noteholder’s right to payment thereof.

This Surety Bond is non-cancellable for any reason. The premium on this Surety Bond is not refundable for any reason, including the payment of the Notes prior to their stated maturity. This Surety Bond does not insure against loss of any prepayment premium which may at any time be payable with respect to any Note.

As used herein, the term “Noteholder” means, as to a particular Note, the person other than the Issuer who, at the time of Nonpayment, is entitled under the terms of such Note to payment thereof. “Due for Payment” means, when referring to the principal of a Note, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a Note, the stated date for payment of interest. “Nonpayment” in respect of a Note means the failure of the Issuer to have provided sufficient funds to the paying agent for payment in full of all principal and interest Due for Payment on such Note. “Notice” means telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from a Noteholder or a paying agent for the Notes to Financial Guaranty. “Business Day” means any day other than a Saturday, Sunday or a day on which the Fiscal Agent is authorized by law to remain closed.

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.

Form (4/04)	Page 1 of 4

S-B-1

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Surety Bond

It is further understood that the term “Nonpayment” in respect of a Note includes any payment of principal or interest made to a Noteholder by or on behalf of the issuer of such Note which has been recovered from such Noteholder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction

In Witness Whereof, Financial Guaranty has caused this Surety Bond to be affixed with its corporate seal and to be signed by its duly authorized officer in facsimile to become effective and binding upon Financial Guaranty by virtue of the countersignature of its duly authorized representative.

President	Authorized Representative

Effective Date:

U.S. Bank Trust National Association, acknowledges that it has agreed to perform the duties of Fiscal Agent under this Policy.

Authorized Officer

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.

Form (4/04)	Page 2 of 4

S-B-2

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Endorsement

To Financial Guaranty Insurance Company

Surety Bond

Policy Number:	Control Number: 0010001

Notwithstanding the terms and provisions contained in this Surety Bond, it is further understood that the term “Due for Payment” shall also include, when referring to the principal of and interest on a Note, any date on which the Issuer is required (as opposed to merely agreeing at its option) to redeem Notes at the request of a representative of any deceased beneficial owner of the Notes, as provided in and subject to the limitation of Section 3.4 of the Fifth Supplemental Indenture dated October , 2006 among the Trustee, the Issuer and the Guarantors (as defined therein).

NOTHING HEREIN SHALL BE CONSTRUED TO WAIVE, ALTER, REDUCE OR AMEND COVERAGE IN ANY OTHER SECTION OF THE SURETY BOND. IF FOUND CONTRARY TO THE SURETY BOND LANGUAGE, THE TERMS OF THIS ENDORSEMENT SUPERSEDE THE SURETY BOND LANGUAGE.

In Witness Whereof, Financial Guaranty has caused this Endorsement to be affixed with its corporate seal and to be signed by its duly authorized officer in facsimile to become effective and binding upon Financial Guaranty by virtue of the countersignature of its duly authorized representative.

President	Authorized Representative

Effective Date:     October     , 2006

Acknowledged as of the Effective Date written above:

Authorized Officer

U.S. Bank Trust National Association, as Fiscal Agent

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.

Form E-	Page 3 of 4

S-B-3

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Endorsement

To Financial Guaranty Insurance Company

Surety Bond

Policy Number:	Control Number: 0010001

Notwithstanding the terms and provisions contained in this Policy, it is further understood that the term “Noteholder” shall not include the Companies (as such term is defined in the Insurance Agreement).

NOTHING HEREIN SHALL BE CONSTRUED TO WAIVE, ALTER, REDUCE OR AMEND COVERAGE IN ANY OTHER SECTION OF THE POLICY. IF FOUND CONTRARY TO THE POLICY LANGUAGE, THE TERMS OF THIS ENDORSEMENT SUPERSEDE THE POLICY LANGUAGE.

In Witness Whereof, Financial Guaranty has caused this Endorsement to be affixed with its corporate seal and to be signed by its duly authorized officer in facsimile to become effective and binding upon Financial Guaranty by virtue of the countersignature of its duly authorized representative.

President

Effective Date:	Authorized Representative

Acknowledged as of the Effective Date written above:

Authorized Officer

U.S. Bank Trust National Association, as Fiscal Agent

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.

Form E-	Page 4 of 4

S-B-4

PROSPECTUS

$275,000,000

VECTREN UTILITY HOLDINGS, INC.

Debt Securities

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY Guarantee of Debt Securities	INDIANA GAS COMPANY, INC. Guarantee of Debt Securities

VECTREN ENERGY DELIVERY

OF OHIO, INC.

Guarantee of Debt Securities

•	Vectren Utility Holdings, Inc. a wholly owned subsidiary of Vectren Corporation, may offer from time to time up to $275,000,000 of its non-convertible investment grade debt securities, guaranteed by each of its wholly owned subsidiaries, Southern Indiana Gas and Electric Company, Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc.

•	We may sell the securities through agents, to or through underwriters, or through dealers, directly by us to purchasers or through a combination of these methods for sale. See “Plan of Distribution” for more information.

•	We will provide the specific terms of these securities in supplements to this prospectus.

•	You should read this prospectus and the applicable prospectus supplement relating to the specific offering of securities carefully before you invest.

•	This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, Vectren Utility Holdings, Inc. may from time to time sell debt securities in one or more offerings up to an initial offering price of $275,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material U.S. federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. If the descriptions of the applicable securities vary between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the related prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Information We File with the Securities and Exchange Commission.”

You should rely only on the information contained or incorporated by reference in this prospectus or the related prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, and that the information contained in documents incorporated by reference in this prospectus is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, the terms “we,” “us” and “our” refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies.

FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus regarding future events and developments are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results, including these impacting our business, prospects, results of operations, financial condition and/or liquidity, to differ include those listed under “Risk Factors” and the following:

•	Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment, including effects of industry restructuring and unbundling.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•	Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply, and similar entities with regulatory oversight.

•	Economic conditions, including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•	Changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors, including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters.

•	Changes in Federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

These and other matters are difficult to predict and many are beyond our control, including those we discuss in this prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents, and we undertake no obligation to update these statements in the future.

VECTREN UTILITY HOLDINGS, INC.

Vectren Utility Holdings, Inc., an Indiana corporation (“Utility Holdings”), is a wholly owned subsidiary of Vectren Corporation (“Vectren”). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren’s three operating public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), formerly a wholly owned subsidiary of Indiana Energy, Inc., Southern Indiana Gas and Electric Company (“Southern Indiana Gas”), formerly a wholly owned subsidiary of SIGCORP, Inc., and the natural gas distribution operations in west central Ohio, which Vectren acquired from The Dayton Power and Light Company on October 31, 2000 (the “Ohio operations”). We also have other assets that provide information technology and other services to the three utilities.

Indiana Gas provides energy delivery services to approximately 555,000 natural gas customers located in central and southern Indiana. Southern Indiana Gas provides energy delivery services to approximately 136,000 electric customers and approximately 110,000 natural gas customers located near Evansville in southwestern Indiana. Southern Indiana Gas also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and Southern Indiana Gas generally do business as Vectren Energy Delivery of Indiana.

The Ohio operations provide energy delivery services to approximately 315,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (“Vectren of Ohio”), a wholly owned subsidiary, (53% ownership) and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

Utility Holdings segregates its businesses into three operating segments: Gas Utility Services, Electric Utility Services, and Other Operations. The Gas Utility Services segment includes the operations of Indiana Gas, the Ohio operations, and Southern Indiana Gas’ natural gas distribution business and provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment includes the operations of Southern Indiana Gas’ electric transmission and distribution services, which provides electric distribution services of Utility Holdings primarily to southwestern Indiana, and includes the power generating and marketing operations. Utility Holdings collectively refers to its gas and electric operating segments as its regulated operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. Other Operations primarily provide information technology and other support services to those utility operations.

We were incorporated under the laws of Indiana on March 31, 2000; Indiana Gas was incorporated under the laws of Indiana on July 16, 1945 and under the laws of Ohio on June 7, 2000; Southern Indiana Gas was incorporated under the laws of Indiana on June 10, 1912; and Vectren of Ohio was incorporated under the laws of Ohio on November 29, 1999. Our corporate offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general corporate purposes, which may include reducing outstanding short-term debt obligations (including debt incurred through our commercial paper program) and refinancing outstanding long term debt, financing future acquisitions, financing the development and construction of new facilities, additions to working capital, reductions of the indebtedness of our subsidiaries, and financing of capital expenditures. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for Utility Holdings for the periods indicated. This information has been restated to reflect the reorganization of Indiana Gas and Southern Indiana Gas into subsidiary companies of Utility Holdings.

	Twelve Months Ended September 30, 2005	Fiscal Year Ended December 31,
		2004	2003	2002	2001	2000(1)
Ratio of Earnings to Fixed Charges	3.3x	3.0x	3.1x	3.1x	1.9x	2.9x

(1)	Includes two months of the Ohio operations.

For the purpose of computing these ratios, earnings consist of pretax net income before income (losses) from equity investees, fixed charges, and less preferred stock dividends of a consolidated subsidiary. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals, and preferred stock dividends of a consolidated subsidiary. The fiscal year ended December 31, 2000 includes costs of $31.6 million (after tax) related to the merger of Indiana Energy, Inc. and SIGCORP Inc. to form Vectren Corporation on March 31, 2000. In June, 2001, Utility Holdings began implementing a restructuring plan to eliminate administrative and supervisory positions in its utility operations and corporate office. The fiscal year ended December 31, 2001 includes merger-related costs of $7.7 million (after tax) and restructuring-related charges of $9.3 million (after tax).

DESCRIPTION OF THE DEBT SECURITIES

General

Utility Holdings may issue debt securities from time to time in one or more series. Utility Holdings will issue the debt securities pursuant to an indenture between Utility Holdings and U.S. Bank Trust National Association, as trustee. Indiana Gas, Southern Indiana Gas and Vectren of Ohio (collectively, the “guarantors”) will jointly and severally guarantee the debt securities pursuant to a guarantee in favor of holders of the debt securities. We have filed the forms of the indenture and the guarantee as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The indenture, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the “indenture,” and the guarantee, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the “guarantee.” The indenture is subject to and governed by the Trust Indenture Act of 1939. The aggregate principal amount of debt securities that Utility Holdings may issue under the indenture is unlimited and the indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to such series.

The following is a summary describing the debt securities, the indenture and the guarantee below. We do not claim the summaries are complete. For a more detailed description, you should read all of the provisions of the indenture and the guarantee. You should also read the applicable prospectus supplement, including any applicable U.S. federal income tax considerations, and any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement.

Terms

The debt securities will be senior unsecured obligations of Utility Holdings.

The debt securities will rank equal in right of payment with all of the other unsecured and unsubordinated indebtedness of Utility Holdings and junior to its secured indebtedness to the extent of the collateral securing the same.

The specific terms of each series of debt securities, including the following, as applicable, will be set forth in the related prospectus supplement:

(1)	the title of the series of debt securities;

(2)	any limit upon the aggregate principal amount of the securities of the series that may be authenticated and delivered under the indenture;

(3)	the date or dates on which the principal of the debt securities will be payable, and, if applicable, the terms on which the maturity may be extended and the rights, if any, of the holders to require early repayment of the securities;

(4)	the rate or rates at which the debt securities will bear interest, if any (whether floating or fixed), the provisions, if any, for determining the interest rate or rates, the date or dates (or the method for determining such dates) from which interest will accrue, the interest payment dates and the regular record dates and the basis upon which interest, if any, will be calculated if other than that of a 360-day year of twelve 30-day months;

(5)	the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices to Utility Holdings or demands upon Utility Holdings in respect of the debt securities and the indenture may be served;

(6)	the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Utility Holdings, pursuant to a sinking fund or otherwise;

(7)	the obligation of Utility Holdings, if any, to redeem, purchase or repay the debt securities, in whole or in part, pursuant to a sinking fund or otherwise or at the option of a holder of the debt securities, and the price or prices at which, the period or periods within which and the terms and conditions upon which Utility Holdings will redeem, purchase or repay the debt securities;

(8)	any deletions from, modifications of or additions to the events of default provided for in the indenture with respect to the debt securities, and any deletions from, modifications of or additions to the covenants or obligations of Utility Holdings provided for in the indenture;

(9)	if less than 100% of the principal amount of the debt securities is payable on acceleration at any time, a schedule of or the manner of computing the amounts that are so payable from time to time;

(10)

the form of the debt securities, including whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depository with respect to such global security or securities and the circumstances under which any global security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

(11)	if other than United States dollars, the currency or currencies in which payment of the principal of or premium, if any, or interest, if any, on the debt securities will be payable;

(12)	if the principal of or premium, if any, or interest, if any, on the debt securities is to be payable, at the election of Utility Holdings or the election of a holder, in a currency or currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

(13)	if the amount of payments of principal of or premium, if any, or interest, if any, on the debt securities may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which the amounts will be determined;

(14)	whether and under what circumstances Utility Holdings will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether Utility Holdings will have the option to redeem the debt securities in lieu of making such payment;

(15)	any provision relating to the issuing of the debt securities as original issue discount securities (including, without limitation, the issue price of the debt securities, the rate or rates at which the original issue discount, if any, will accrue and the date or dates from or to which, or period or periods during which, the original issue discount will accrue;

(16)	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which Utility Holdings will issue the debt securities;

(17)	whether defeasance or covenant defeasance will apply to the debt securities; and

(18)	any other terms of the debt securities; provided, that such other terms do not conflict with any express terms of any other debt securities which shall be issued and outstanding.

Any series of debt securities may be reopened and additional debt securities of that series may be issued without the consent of the holders of the previously issued debt securities of that series.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide that less than the entire principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

Except as may be set forth in the applicable prospectus supplement or as otherwise specified in this prospectus under “—Certain Covenants,” the debt securities will not contain any provisions that would limit the ability of Utility Holdings or any of its subsidiaries to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving Utility Holdings or in the event of a change of control.

Denomination, Interest, Registration and Transfer

Utility Holdings will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the indenture or specified in, or pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to the series of debt securities.

The principal of and premium, if any, and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee. The address of the trustee will be stated in the applicable prospectus supplement.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the trustee’s corporate trust office or at the office of any registrar designated by Utility Holdings for that purpose; and

•	may be surrendered for registration of transfer or exchange at the corporate trust office of the trustee or at the office of any registrar designated by Utility Holdings for that purpose.

No service charge will be made for any registration of transfer or exchange, but Utility Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. Utility Holdings may act as registrar and may change any registrar without notice to the holders of any series of debt securities.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will include the covenants described below.

Generally used definitions

The following are terms used in the covenants described below that have specific meanings in the indenture.

“attributable debt” will mean, with respect to any sale and leaseback transaction as of any particular time, the present value, discounted at the rate of interest implicit in the terms of the lease, of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease, including any period for which such lease has been extended or may, at the option of Utility Holdings, be extended.

“consolidated net tangible assets” will mean Utility Holdings and its subsidiary companies’ total assets appearing on a consolidated balance sheet, less, without duplication:

(1)	current liabilities;

(2)	reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined;

(3)	all intangible assets; and

(4)	deferred income tax assets.

“funded debt” will mean:

(1)	all indebtedness maturing one year or more from the date of the creation of the indebtedness;

(2)	all indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the indebtedness, to a date one year or more from the date of the creation of the indebtedness; and

(3)	all indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit with a term of one year or more.

“indebtedness” will mean:

(1)	any liability of any person:

(a)	for borrowed money;

(b)	evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities;

(c)	for the payment of money relating to a capitalized lease obligation; or

(d)	in respect of acceptances or letters of credit or similar instruments issued or created for the account of such person;

(2)	any preferred stock of any person that is redeemable other than at the option of such person;

(3)	any guarantee by any person of any liability or preferred stock of others described in the preceding clauses (1) or (2); and

(4)	any amendment, renewal, extension or refunding of any liability or preferred stock of the types referred to in clauses (1), (2) or (3) above.

“lien” will mean any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind.

“principal domestic property” will mean any property, plant, equipment or facility of Utility Holdings or a guarantor, as applicable, that is located in the United States or any territory or political subdivision thereof, except any property that the board of directors or management of Utility Holdings determines is not material to its business or operations and the business or operations of its subsidiary companies, taken as a whole.

“sale and leaseback transaction” will mean a sale or transfer of any of the principal domestic properties of Utility Holdings or a guarantor, where Utility Holdings or such guarantor takes back a lease of such principal domestic property.

“significant subsidiary” will mean any of the subsidiary companies of Utility Holdings, including any subsidiary company of any of its subsidiary companies, which meets any of the following conditions:

(1)	investments in and advances to the subsidiary company by Utility Holdings and its other subsidiary companies exceed 10 percent of the total assets of Utility Holdings and its subsidiary companies consolidated as of the end of any two of the three most recently completed fiscal years;

(2)	Utility Holdings and its other subsidiary companies’ proportionate share of the subsidiary companies’ total assets exceeds 10 percent of the total assets of Utility Holdings and its subsidiary companies consolidated as of the end of any two of the three most recently completed fiscal years; or

(3)	Utility Holdings and its other subsidiary companies’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary company exceeds 10 percent of the consolidated income of Utility Holdings and its subsidiary companies as of the end of any two of the three most recently completed fiscal years.

“stated maturity” when used with respect to any security or any installment of interest on the security will mean the date specified in the security as the fixed date on which the principal of the security or such installment of interest is due and payable.

“subsidiary company” will mean:

(1)	a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by Utility Holdings and/or other subsidiary companies of Utility Holdings; or

(2)	any person other than a corporation in which Utility Holdings and/or other subsidiary companies of Utility Holdings, directly or indirectly, at the date of determination have at least a majority ownership interest;

provided, however, that no corporation will be deemed a subsidiary company until Utility Holdings or other subsidiary companies of Utility Holdings acquire more than 50% of the outstanding voting stock of the corporation and have elected a majority of its board of directors.

Restrictions on liens

Neither Utility Holdings nor any guarantor will incur, create, assume or otherwise become liable with respect to any indebtedness secured by a lien, or guarantee any indebtedness with a guarantee that is secured by a lien, on any principal domestic property of Utility Holdings or a guarantor or any shares of stock or indebtedness of any significant subsidiary, without effectively providing that the debt securities of each series (together with, if Utility Holdings or a guarantor so determines, any other indebtedness of Utility Holdings or a guarantor then existing or thereafter created ranking equally with the debt securities of each series) will be secured equally and ratably with (or, at the option of Utility Holdings or a guarantor, prior to) such secured indebtedness, so long as the secured indebtedness will be so secured; provided, however, that this covenant will not apply to indebtedness secured by:

(1)	liens existing on the date of the indenture;

(2)	liens in favor of governmental bodies to secure progress, advance or other payments;

(3)	liens existing on property, shares of stock or indebtedness at the time of acquisition thereof (including acquisition through lease, merger or consolidation) or liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or indebtedness for the purpose of financing all or any part of the purchase price thereof;

(4)	liens securing indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding attributable debt in respect of sale and leaseback transactions permitted by the second clause (2) in the “Restrictions on sales and leasebacks” covenant described below, does not exceed 10 percent of the consolidated net tangible assets of Utility Holdings and its subsidiary companies;

(5)	liens securing indebtedness other than funded debt; and

(6)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the above clauses (1) through (5) inclusive; provided that the extension, renewal or replacement of the lien is limited to all or any part of the same property, shares of stock or indebtedness that secured the lien extended, renewed

Restrictions on sales and leasebacks

Neither Utility Holdings nor any guarantor will enter into any sale and leaseback transaction, unless:

(1)	the principal domestic property is sold within 360 days from the date of acquisition of the property or the date of the completion of construction or commencement of full operations of the property, whichever is later; or

(2)	within 120 days after a sale described in clause (1) above, Utility Holdings or a guarantor, as applicable, will apply or cause to be applied to the retirement of its funded debt or the funded debt of any of its subsidiary companies (other than the funded debt of Utility Holdings or a guarantor, as applicable, which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the debt securities of each series) an amount not less than the greater of (A) the net proceeds of the sale of the principal domestic property or (B) the fair value (as determined in any manner approved by our board of directors) of the principal domestic property.

The provisions of this covenant will not prevent a sale and leaseback transaction if:

(1)	the lease Utility Holdings or a guarantor entered into in connection with the transaction is for a period, including renewals, of not more than 36 months; or

(2)	Utility Holdings or a guarantor would, at the time of entering into the sale and leaseback transaction, be entitled, without equally and ratably securing the debt securities, to create or assume a lien on the principal domestic property securing indebtedness in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction pursuant to clause (4) above in the “Restrictions on liens” covenant.

Merger, Consolidation or Sale of Assets

Each of Utility Holdings and the guarantors agrees that it will not consolidate with or merge with or into any other person or transfer all or substantially all of its respective properties and assets as an entirety to any person, unless:

(1)	either Utility Holdings or the guarantor, as the case may be, will be the continuing person, or the person (if other than Utility Holdings or the guarantor) formed by the consolidation or into which Utility Holdings or the guarantor are merged or to which all or substantially all of the properties and assets of Utility Holdings or the guarantor as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and such corporation expressly assumes all of the obligations of Utility Holdings or the guarantor, as the case may be, under each series of debt securities or the related guarantees, as applicable, and the indenture; and

(2)	immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

Notwithstanding the foregoing, any guarantor may consolidate with, merge with or into or transfer all or part of its properties and assets to Utility Holdings or any of the other guarantors.

See “—Guarantees” below for a discussion of the termination of the guarantees.

Defeasance

If it is specified in the applicable prospectus supplement that either or both of defeasance or covenant defeasance is applicable to the debt securities, then Utility Holdings may elect to have these options apply to the debt securities upon satisfaction of certain conditions.

If Utility Holdings is entitled to elect, and does elect, the defeasance option, upon satisfaction of the conditions described below, Utility Holdings and the guarantors will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and, with certain exceptions, to have satisfied its obligations under the debt securities and the indenture. If Utility Holdings is entitled to elect, and does elect, the covenant defeasance option, Utility Holdings may omit to comply with, and will have no liability or obligations with respect to, the covenants relating to merger, consolidation or sale of assets and restrictions on liens and sales and leasebacks.

The following are the conditions to the applicability of defeasance or covenant defeasance as the case may be:

(1)	Utility Holdings must irrevocably deposit with the trustee funds for the purpose of making the following payments, (a) in the case of debt securities denominated in U.S. dollars, (i) an amount of cash, or (ii) direct non-callable obligations of, or guaranteed by, the United States of America, which through the scheduled payment of principal and interest will provide, within two weeks of the due date of any payment, money in an amount, or (iii) a combination of the above, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge, the principal of, premium, if any, and each installment of interest on such debt securities on their respective stated maturities in accordance with the terms of the indenture and of such debt securities, or (b) in the case of debt securities denominated in currency other than U.S. dollars, an amount of required currency sufficient to pay and discharge the principal of, premium, if any, and each installment of interest on such securities on their respective stated maturities in accordance with the terms of this indenture and of such securities.

(2)	No event of default or event with which notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of the deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit.

(3)	Defeasance or covenant defeasance shall not cause the trustee for the debt securities to have a conflicting interest for purposes of the TIA with respect to any debt securities.

(4)	Defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument.

(5)	Such defeasance or covenant defeasance shall not cause any debt securities then listed on any registered national securities exchange under the Securities Exchange Act of 1934 to be delisted.

(6)	In the case of a defeasance election, the trustee shall have received an opinion of counsel stating that (a) Utility Holdings has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(7)	In the case of a covenant defeasance election, the trustee shall have received an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of a covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(8)	The trustee shall have received an officer’s certificate or an opinion of counsel stating that all conditions precedent provided for in the indenture have been complied with.

Discharge

Generally, Utility Holdings may be discharged from its obligations under the indenture when

(1)	all outstanding debt securities have been delivered to the trustee for cancellation; or

(2)	debt securities which have not been delivered to the trustee have become due and payable, will become due and payable at their stated maturity within one year or if redeemable at the option of Utility Holdings, will be called for redemption within one year and Utility Holdings has deposited sufficient funds with the trustee to discharge the entire indebtedness with respect to such securities.

Modification and Waiver

Utility Holdings, the guarantors and the trustee may amend or supplement the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate (or change the manner of calculation of the rate) or change the stated maturity for payment of interest on any debt security;

(3)	reduce the principal of or any premium payable upon the redemption of or change the stated maturity for payment of the principal of any debt security;

(4)	waive a default in the payment of the principal of or premium, if any, or interest on any debt security;

(5)	make any changes in the amount of debt securities whose holders may waive a default or event of default, the right of each holder to receive payments of principal of and premium, if any, and interest on the debt securities on and after the due dates, or the amendments, supplements or waivers which may only be effected with consent of each affected security holder;

(6)	make any debt security payable in a currency other than that stated in the debt security;

(7)	impair the holders’ right to institute suit to enforce payment in respect of the debt securities on or after the due date for such payment; or

(8)	release any guarantor from its obligations under any guarantee.

Holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by Utility Holdings with any provision of the indenture relating to such debt securities (subject to the immediately preceding paragraph); provided, however, that:

(1)	without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or premium, if any, or interest on any debt security; and

(2)	only the holders of a majority in principal amount of the outstanding debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

Events of Default and Notice of Events of Default

The following events are “events of default” with respect to any series of debt securities issued under the indenture:

(1)	failure to pay interest on any debt securities of such series within 30 days of when due or principal or premium, if any, of any debt securities of such series when due (including any sinking fund installment);

(2)	failure to perform any other agreement contained in the debt securities of such series or the indenture (other than an agreement relating solely to another series of debt securities) for 60 days after notice as provided in the indenture;

(3)	certain events of bankruptcy, insolvency or reorganization with respect to Utility Holdings or a guarantor; and

(4)	any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease to be in full force and effect or any guarantor or any person acting on behalf of such guarantor shall deny or disaffirm its obligations under the guarantee.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under the indenture will, within 75 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of the debt securities notice of the default; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest on any of the debt securities of the series or in the payment of a sinking fund installment, the trustee for the series will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders of the debt securities. Utility Holdings will certify to the trustee quarterly as to whether any default exists.

If an event of default with respect to any series of debt securities, other than an event of default resulting from bankruptcy, insolvency or reorganization, shall occur and be continuing, the trustee for the series or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding, by notice in writing Utility Holdings (and to the trustee for the series if given by the holders of the debt securities of the series), will be entitled to declare all unpaid principal of, premium, if any, and accrued but unpaid interest on the debt securities of that series then outstanding to be due and payable immediately.

If an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization shall occur and be continuing, all unpaid principal of, premium, if any, and accrued but unpaid interest on all debt securities of every series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for the series or the holders of any debt securities of the series.

The holders of a majority in principal amount of the outstanding debt securities of a series may by notice to the trustee rescind an acceleration and its consequences if (i) all existing events of default, other than the non-payment of the principal of the debt securities that has become due solely by the declaration of acceleration, have been cured or waived, (ii) interest on overdue installments of interest (to the extent lawful), premium, if any, and overdue principal, that has become due otherwise than by the declaration of acceleration, has been paid, (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the trustee have been made.

No holder of the debt securities of any series issued under the indenture may pursue any remedy under the indenture unless the trustee for the series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the outstanding debt securities of the series as to which the event of default has occurred and the offer to the trustee for the series of indemnity satisfactory to it; provided, however, that this provision does not affect the right to sue for enforcement of any overdue payment on the debt securities.

Guarantees

Indiana Gas, Southern Indiana Gas and Vectren of Ohio will, jointly and severally, fully and unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the obligations of Utility Holdings under the debt securities of any series and the provisions of the indenture relating to the series. If Utility Holdings’s default in payment of the principal of or interest or any premium on such debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The liability of the guarantors will be independent of, and not in consideration of or contingent upon, the liability of Utility Holdings or the liability of any other party obligated under the debt securities or the indenture. Further, Utility Holdings may in its sole discretion elect to cause each subsequent subsidiary of Utility Holdings to fully and unconditionally guarantee all of the obligations under the debt securities; provided, however, that Utility Holdings has agreed to cause any subsequent subsidiary of Utility Holdings that guarantees other obligations of Utility Holdings to guarantee the obligations under the debt securities.

With respect to each guarantor, the guarantee will be unsecured and will rank equal in right of payment with all of that guarantor’s other unsecured senior indebtedness. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

Each guarantor’s obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Except as otherwise specified in the following paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

Notwithstanding the restrictions on transfer described above in “— Merger, Consolidation or Sale of Assets,” if Utility Holdings transfers or causes the transfer of all or substantially all of the voting capital stock or property or assets of any guarantor to any person other than Utility Holdings or a subsidiary of Utility Holdings (including one of the other guarantors), whether by merger, consolidation, sale or other transfer, all of the guarantor’s obligations and liabilities under the guarantee will terminate upon transfer so long as:

(1)	the guarantor has fully repaid all of its indebtedness, if any, to Utility Holdings, and the other guarantors,

(2)	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc., or their successors, have confirmed that, as a result of the transfer, the long term credit rating of Utility Holdings will not fall below BBB- (or its equivalent), in the case of Standard & Poor’s, and Baa3 (or its equivalent), in the case of Moody’s, and

(3)	immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

The prospectus supplement for a particular issue of debt securities will describe any additional material terms of the guarantees.

The Trustee

The trustee under the indenture is U.S. Bank Trust National Association. The indenture contains certain limitations on the right of the trustee, as the creditor of Utility Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default shall occur (and shall not be cured) under the provisions of the indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for the series, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity.

Governing Law

The indenture, the debt securities and the guarantees will be governed by the laws of the State of Indiana.

Global Securities; Book-Entry System

Utility Holdings may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of the successor.

The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to the series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by Utility Holdings if the debt securities are offered directly by Utility Holdings. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.

Utility Holdings expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither Utility Holdings nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered holder of the global security, the depository or the nominee, as the case may be, will be considered the sole owner of the debt securities represented by the global security for all purposes under the indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture. Utility Holdings understands that, under existing industry practice, if Utility Holdings requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and the participants would authorize beneficial owners through the participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the indenture. Under the terms of the indenture, Utility Holdings and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners of the debt securities for the purpose of receiving payments. Consequently, neither Utility Holdings nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). Utility Holdings believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. Utility Holdings also expects that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of the participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, Utility Holdings expects the depository to determine the amount of the interest of each participant in the debt securities to be redeemed to be determined by lot. None of Utility Holdings, the trustee, any paying agent or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining any records with respect to the debt securities.

Neither Utility Holdings nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and Utility Holdings and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by Utility Holdings within 90 days or if an event of default under the indenture occurs and is continuing, Utility Holdings will issue individual debt securities in exchange for the global security representing the debt securities. In addition, Utility Holdings may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any of the debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing the debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

All moneys paid by Utility Holdings to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to Utility Holdings, and the holder of such debt security thereafter may look only to Utility Holdings for payment thereof.

PLAN OF DISTRIBUTION

We may sell securities:

•	to the public through underwriters,

•	to private investors through agents or dealers,

•	directly to purchasers,

•	or through a combination of these methods.

We may effect the distribution of the securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in a prospectus supplement or pricing supplement.

Under certain circumstances, remarketing firms may repurchase securities and reoffer them to the public as set forth above. Any remarketing firm and the terms of its agreement with us will be identified in the prospectus supplement. Remarketing firms may be deemed to be underwriters with respect to the securities they remarket.

If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than the amount stated in the prospectus supplement, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to the contracts will not be more than the amount stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

We will indemnify the agents and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the agents or the underwriters may be required to make.

LEGAL MATTERS

Certain legal matters related to the securities we are offering by this prospectus will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana, and by Kegler, Brown, Hill & Ritter, Columbus, Ohio.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from Vectren Utility Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Utility Holdings files annual, quarterly and special reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read our filings over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy this information at or obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

Utility Holdings’ 7 1/4% Senior Notes due October 15, 2031 are listed on the New York Stock Exchange, and you can inspect reports and other information about Vectren or Utility Holdings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

This prospectus is part of a registration statement on Form S-3 that Utility Holdings, Indiana Gas, Southern Indiana Gas and Vectren of Ohio jointly have filed with the Securities and Exchange Commission to register the securities we are offering. This prospectus does not contain all of the information that is important to you. You should read the registration statement, including the attached exhibits and schedules and the documents incorporated by reference in this prospectus, for additional relevant information about us and the securities we are offering.

INCORPORATION OF INFORMATION

WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus certain information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is contained or otherwise incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (i) between the date of this preliminary prospectus and prior to the effectiveness of the registration statement that registers the securities we are offering and (ii) after the effectiveness of the registration statement that registers the securities we are offering until the termination of the offering being made by this prospectus.

•	Annual Report of Utility Holdings on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports of Utility Holdings on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports of Utility Holdings on Form 8-K filed with the Securities and Exchange Commission on January 6, 2005, February 4, 2005, March 3, 2005, April 14, 2005, May 18, 2005, June 15, 2005, July 27, 2005, September 1, 2005 and October 6, 2005.

You may obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus, by telephone from us at the following address:

Investor Relations

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

Vectren Utility Holdings, Inc.

       % Insured Quarterly Notes due 2036

$100,000,000

PROSPECTUS

SUPPLEMENT

October     , 2006